EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of
  Security holders.
------------------------------------------------------------------

EXHIBIT A:
Sub-Item 77C:  Submission of matter to a vote of security holders
(a) A special meeting was held on February 11, 2000.
(b) Not applicable.
(c) At the special meeting held on February 11, 2000, shareholders of the Fund were asked to approve the transfer of all of the assets of Warburg, Pincus Emerging Markets II Fund, Inc. (the "Acquired Fund") to Warburg, Pincus Emerging Markets Fund, Inc. (the "Acquiring Fund") in exchange for shares of common stock of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund and distribution of the Acquiring Fund Shares to the Acquired Fund shareholders (the "Merger").

The Merger was approved by shareholders and the shareholder vote was as follows:

                Total Number     Percentage of total
                  of Votes         number of shares
                                      outstanding

Approve         121,156.1670           25.7251%
Disapprove          361.0000            0.5231%
Abstain             928.0000            1.3447%

(d) Not applicable